EXHIBIT 99.1

Press Release

905 Southfield Drive
Plainfield, Indiana 46168

January 31, 2007

FOR IMMEDIATE RELEASE

LINCOLN BANCORP ANNOUNCES FOURTH QUARTER EARNINGS

Lincoln Bancorp (Nasdaq: LNCB) (the “Company”), the holding company of Lincoln Bank (the “Bank”), announced today that net income for the fourth quarter ended December 31, 2006 was $495,000, or $.10 for both basic and diluted earnings per share. This compared to net income for the comparable period in 2005 of $644,000, or $.13 for both basic and diluted earnings per share. Return on assets was .22% and return on equity was 1.97% for the fourth quarter of 2006 compared to .30% and 2.56%, respectively, for the same period last year.

Net income for the year ended December 31, 2006 was $2,900,000, or $.58 for basic and $.56 for diluted earnings per share. This compared to $1,199,000 or $.24 for basic and $.23 for diluted earnings per share for the same period of 2005. For the year ended December 31, 2006, return on average assets was .33% and return on average equity was 2.89% compared to .14% and 1.18%, respectively, for same period in 2005.

Assets totaled $883.5 million at December 31, 2006, an increase from December 31, 2005 of $39.1 million. Net loans including loans held for sale increased $38.0 million and cash and cash equivalents increased by $1.7 million.

Deposits totaled $655.7 million at December 31, 2006, an increase of $55.1 million from December 31, 2005. Interest-bearing deposits increased $57.8 million from year end 2005 levels while noninterest-bearing accounts declined by $2.7 million. The increases were in premium rate deposit accounts with a shift toward higher offered rates.

Net interest income for the fourth quarter of 2006 was $5,361,000 compared to $5,797,000 for the same period in 2005. Net interest margin was 2.60% for the three-month period ended December 31, 2006 compared to 2.95% for the same period in 2005. The average yield on earning assets increased 47 basis points for the fourth quarter of 2006 compared to the same period in 2005. The average cost of interest-bearing liabilities increased 89 basis points from the fourth quarter of 2005 to the fourth quarter of 2006. This decreased net interest spread from 2.55% for the 2005 period to 2.13% for the 2006 period, or 42 basis points.

Net interest income for the year ended December 31, 2006 was $22,211,000 compared to $22,874,000 for the same period in 2005. The decline in spread noted above for the fourth quarter occurred throughout 2006 and resulted in a declining margin when compared to 2005. Net interest margin fell to 2.73% for the twelve months ended December 31, 2006 from 2.99% for the same period in 2005. The average yield on interest-earning assets increased by 56 basis points during 2006, however, the cost of interest-bearing liabilities increased by an average of 92 basis points. This reduced our net interest spread from 2.64% in 2005 to 2.28% in 2006, or 36 basis points.

The Bank’s provision for loan losses for the fourth quarter of 2006 was $262,000 compared to $568,000 for the same period in 2005. Non-performing loans to total loans at December 31, 2006 were .38% compared to .59% at December 31, 2005, while non-performing assets to total assets were .31% at December 31, 2006 compared to .45% at December 31, 2005. The allowance for loan losses as a percentage of loans at December 31, 2006 was .96% compared to .97% at December 31, 2005. The provision for loan losses for the year ended December 31, 2006 was $884,000 compared to $2,642,000 last year for the same period. The primary reason for the increased provision in 2005 was the result of a $1,546,000 provision for one credit. The entire amount of the provision for that credit was ultimately recognized as a charge-off during 2005.

Other income for the three months ended December 31, 2006 was $1,500,000 compared to $1,182,000 for the same quarter of 2005. Efforts to improve noninterest income continue. The other income category increased to $235,000 during the fourth quarter of 2006 compared to $101,000 for the same quarter in 2005, or $134,000. The largest single item of improvement was during the fourth quarter of 2005 when we incurred a loss on abandonment of a leased branch site totaling approximately $80,000. Additionally, during 2006 various customer fee related income sources increased. Nearly every category of other income showed improvement with the exception of loan servicing fee income. Loan servicing fees will continue to decline as we sell most of our residential real estate mortgage volume with servicing released to the buyer.

Other income for the year ended December 31, 2006 was $5,429,000 compared to $5,067,000 during the same period in 2005, or an increase of $362,000. The majority of this was the result of the increase in service charges on deposit accounts, up $110,000 as a result of more fees collected on customer overdrafts; a $111,000 increase in net realized gains (losses) on sale of available for sale securities; a $135,000 increase in point of sale income; and a $298,000 increase in other income. The largest single item of improvement in 2006 over 2005 in other income was due to a loss on abandonment of fixed assets during 2005 totaling $114,000; losses in 2006 were only $7,000. The balance of the increase in other income was the result of several items none of which were more significant. These were partially offset by decreases in: net gain on sale of loans, down $241,000 due to less loans sold; and, loan servicing fee income down $67,000 due to a decline in the amount of loans serviced by us for others.

Other expenses were $6,024,000 for the three months ended December 31, 2006 compared to $5,460,000 for the same three months of 2005, an increase of $564,000. The majority of the increase came in salaries and employee benefits, up $381,000 due to increased sales staff, incentives and benefit costs; professional fees, up $127,000 due to costs associated with compliance of the Sarbanes-Oxley Act; and, advertising and public relations, up $171,000 as we begin a significant promotion and sales effort.

Other expenses for the twelve months ended December 31, 2006 were $23,043,000 compared to $24,140,000 for the same period last year, a $1,097,000 decrease. During the second quarter of 2005, the Bank expensed balance sheet restructuring costs and contract costs relative to the retirement of two executive officers. This added $1,870,000 to other expenses for 2005 including $1,622,000 as prepayment fees on Federal Home Loan Bank advances. Normalized expenses in 2006 were up $773,000 over 2005. The largest increase was the cost of hospitalization benefits for employees, up $351,000. At December 31, 2006, the Company had approximately 226 full time equivalent employees compared to approximately 231 at the end of 2005 with 17 branch locations at the end of both years.

The book value of Lincoln Bancorp common stock was $18.63 per share at December 31, 2006 compared to $18.55 at December 31, 2005.

Lincoln Bancorp and Lincoln Bank are headquartered in Plainfield, Indiana with additional offices in Avon, Bargersville, Brownsburg, Crawfordsville, Frankfort, Franklin, Greenwood, Mooresville, Morgantown, Nashville and Trafalgar.

Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The companies intend such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. The companies' ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in the companies' most recent annual reports on Form 10-K, which disclosures are incorporated by reference herein. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
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For additional information, contact:

Jerry R. Engle, President / CEO
Lincoln Bancorp
317-839-6539

LINCOLN BANCORP SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY (Unaudited) (Dollars in Thousands, Except Per Share Amounts)

			December 31	December 31
			2006	2005
Balance Sheet Data:
Total assets			$883,543	$844,454
Loans, net (including loans held for sale)			632,996	594,974
Cash and cash equivalents			18,409	16,736
Investment securities available for sale			151,237	151,565
Deposits			655,664	600,572
Securities sold under repurchase agreements			16,864	10,064
Borrowings			103,608	127,072
Stockholders' equity			99,300	99,940

Book value per common share			$18.63	$18.55
Shares outstanding			5,329,687	5,386,153
Equity to assets			11.24%	11.83%
Non-performing assets to total assets			0.31%	0.45%
Non-performing loans to total loans			0.38%	0.59%
Allowance for loan losses to total loans			0.96%	0.97%

	Three Months Ended December 31		Year Ended December 31
	2006	2005	2006	2005
Operating Data:
Interest and Dividend Income:
Loans	$11,020	$9,745	$41,954	$37,444
Investment securities	2,004	1,716	8,193	5,335
Deposits with financial institutions and federal funds sold	181	209	582	644
Dividend income	119	110	489	459
Total interest and dividend income	13,324	11,780	51,218	43,882
Interest Expense:
Deposits	6,650	4,395	23,638	13,783
Borrowings	1,313	1,588	5,369	7,225
Total interest expense	7,963	5,983	29,007	21,008
Net Interest Income	5,361	5,797	22,211	22,874
Provision for loan losses	262	568	884	2,642
Net Interest Income After Provision for Loan Losses	5,099	5,229	21,327	20,232
Other Income:
Service charges on deposit accounts	580	534	2,180	2,070
Net gains on sales of loans	217	188	518	759
Net realized gains (losses) on sales of available for sale securities	10	(53)	14	(97)
Point of sale income	185	158	718	583
Loan servicing fees	79	95	336	403
Increase in cash value of life insurance	194	159	689	673
Other income	235	101	974	676
Total other income	1,500	1,182	5,429	5,067
Other Expenses:
Salaries and employee benefits	3,070	2,689	11,663	10,791
Net occupancy expenses	506	502	2,024	1,936
Equipment expenses	424	344	1,549	1,450
Data processing expense	597	526	2,334	2,355
Professional fees	169	42	873	636
Advertising and business development	344	173	940	747
Core deposit intangible amortization	137	162	607	720
Prepayment fees on Federal Home Loan Bank advances	-	-	-	1,622
Other expenses	777	1,022	3,053	3,883
Total other expenses	6,024	5,460	23,043	24,140
Income Before Income Taxes	575	951	3,713	1,159
Income tax expense (benefit)	80	307	813	(40)
Net Income	$495	$644	$2,900	$1,199

Basic Earnings Per Share	$0.10	$0.13	$0.58	$0.24
Diluted Earnings Per Share	$0.10	$0.13	$0.56	$0.23

Other Data:
Interest rate spread	2.13%	2.55%	2.28%	2.64%
Net interest margin	2.60%	2.95%	2.73%	2.99%
Return on average assets	0.22%	0.30%	0.33%	0.14%
Return on average equity	1.97%	2.56%	2.89%	1.18%